UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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URBAN OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Urban Outfitters, Inc. to be held at 10:30 a.m., on Tuesday, May 23, 2006, at the National Society of the Colonial Dames of America, 1630 Latimer Street, Philadelphia, Pennsylvania.

The matters to be considered and voted upon are described in the 2006 Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter. It is important that your shares be represented and voted at the Annual Meeting. Kindly read the attached Proxy Statement, date and sign the enclosed proxy card and return the proxy card in the accompanying envelope.

I look forward to seeing you at the meeting and having the opportunity to review the business operations of Urban Outfitters with you.

Sincerely,

Richard A. Hayne

Chairman of the Board

April 19, 2006

1809 Walnut Street

Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 23, 2006

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) will be held at the National Society of the Colonial Dames of America, 1630 Latimer Street, Philadelphia, Pennsylvania, on May 23, 2006 at 10:30 a.m., for the following purposes:

1.	To elect six Directors to serve for a term of one year.

2.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 29, 2006 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Glen A. Bodzy

Secretary

April 19, 2006

URBAN OUTFITTERS, INC.

1809 Walnut Street

Philadelphia, Pennsylvania 19103

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Urban Outfitters, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held on Tuesday, May 23, 2006 at 10:30 a.m., at the National Society of the Colonial Dames of America, 1630 Latimer Street, Philadelphia, Pennsylvania, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about April 27, 2006.

Only shareholders of record, as shown on the transfer books of the Company at the close of business on March 29, 2006 (“Record Date”), are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 165,005,917 of the Company’s Common Shares, par value $.0001 per share (the “Common Shares”) outstanding.

The Company’s Common Shares represented by an unrevoked proxy in the enclosed form, which has been properly executed and received prior to the Meeting, will be voted in accordance with the specifications made on such proxy. Any properly executed proxy received on a timely basis on which no specification has been made by the shareholder will be voted “FOR” the election of the nominees to the Board of Directors listed in this Proxy Statement and, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the Proxies upon such other matters as may come before the Meeting and any adjournments or postponements thereof. Any shareholder giving a proxy has the power to revoke it prior to its exercise either by giving written notice to the Secretary of the Company, by voting in person at the Meeting or by execution of a subsequent proxy.

Presence at the Meeting in person or by proxy of the holders of a majority of the Common Shares entitled to vote is necessary to constitute a quorum. Each Common Share entitles the holder to one vote on all matters presented at the Meeting. Proposal 1 regarding the election of directors will be determined by a plurality vote and the six nominees receiving the most “FOR” votes will be elected. In all matters, an abstention or broker nonvote will not be counted as a vote cast.

PROPOSAL 1.    ELECTION OF DIRECTORS

The Company’s By-laws provide for the Board of Directors to be composed of as many directors as are designated from time to time by the Board of Directors. Currently there are six directors. The Board of Directors has designated six persons to serve as directors as of the Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees set forth below. Each director shall be elected for a term of one year and shall serve until his successor is elected and qualified.

At the Meeting, six directors will be elected. Unless otherwise directed, the persons named on the proxy intend to vote all valid proxies received by them “FOR” the election of the listed nominees. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named on the proxy intend to vote “FOR” the election of any person as may be nominated by the Board of Directors in substitution. The Company has no reason to believe that any of the nominees named below will be unable to serve as a director if elected.

The nominees for election to the Board of Directors are Richard A. Hayne, Scott A. Belair, Harry S. Cherken, Jr., Joel S. Lawson III, Glen T. Senk and Robert H. Strouse. The Board of Directors has determined that Messrs. Belair, Cherken, Lawson and Strouse are independent under the listing standards of the NASDAQ National Market, Inc. (“NASDAQ”).

Biographical Information

The following information is submitted concerning each nominee for election as a director:

Name	Age	Position
Richard A. Hayne	58	Chairman of the Board of Directors President, Urban Outfitters, Inc.
Scott A. Belair (1)	58	Director
Harry S. Cherken, Jr. (2)	56	Director
Joel S. Lawson III (3)	58	Director
Glen T. Senk	49	Director and Executive Vice President, Urban Outfitters, Inc.; President, Anthropologie, Inc.
Robert H. Strouse (4)	57	Director

(1)	Chairman of the Compensation Committee; member of the Audit Committee
(2)	Member of the Nominating Committee
(3)	Chairman of the Audit Committee; member of the Compensation Committee
(4)	Chairman of the Nominating Committee; member of the Audit Committee; member of the Compensation Committee

Mr. Hayne co-founded Urban Outfitters in 1970 and has been Chairman of the Board of Directors and President since the Company’s incorporation in 1976.

Mr. Belair co-founded Urban Outfitters in 1970 and has been a director since its incorporation in 1976. He has served as Principal of The ZAC Group, a financial advisory firm, during the last fifteen years. Previously, he was a managing director of Drexel Burnham Lambert Incorporated. Mr. Belair is also a director of Hudson City Bancorp, Inc.

Mr. Cherken, a director since 1989, has been a partner in the law firm of Drinker Biddle & Reath LLP in Philadelphia, Pennsylvania since 1984 and currently serves as Co-Chair of its Real Estate Group.

Mr. Lawson, a director since 1985, has, since November 2001, been an independent consultant and private investor. From November 2001 until November 2003, he also served as Executive Director of M&A International Inc., a global organization of merger and acquisition advisory firms. From 1980 until November 2001, Mr. Lawson was Chief Executive Officer of Howard, Lawson & Co., an investment banking and corporate finance firm. Howard, Lawson & Co. became an indirect, wholly-owned subsidiary of FleetBoston Financial Corporation in March 2001.

Mr. Senk, a director since 2004, has served as President of Anthropologie, Inc. since April 1994. Mr. Senk was named Executive Vice President of Urban Outfitters, Inc. in May 2002, and assumed responsibility for the Company’s Free People division in May 2003. Prior to joining the Company, Mr. Senk was Senior Vice President and General Merchandise Manager of Williams-Sonoma, Inc. and Chief Executive of the Habitat International Merchandise and Marketing Group in London, England. Mr. Senk began his retail career at Bloomingdale’s, where he served in a variety of roles including Managing Director of Bloomingdale’s By Mail. Mr. Senk is also a director of MD Beauty, Inc.

Mr. Strouse, a director since 2002, serves as President and Chief Operating Officer of Wind River Holdings, L.P., (formerly called The AMC Group, L.P.). Wind River oversees a diversified group of industrial, service and real estate businesses.

In respect of this Proposal 1, the nominees for director will be elected by a plurality of the votes cast, and the six nominees receiving the most “FOR” votes will be elected. Abstentions or broker nonvotes will not be counted as votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Board Committees and Attendance at Meetings

The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee oversees the Company’s financial reporting process and system of internal controls on behalf of the Board of Directors and is governed by a written charter approved by the Board of Directors. The Audit Committee is comprised of independent directors under NASDAQ’s listing standards and the rules and regulations of the Securities and Exchange Commission. In addition, the Board of Directors has determined that Messrs. Belair and Lawson qualify as “audit committee financial experts,” as defined by the regulations of the Securities and Exchange Commission. In accordance with the written charter approved by the Board of Directors in February 2004, the Compensation Committee is responsible for determining the salary, incentive and other forms of compensation for the Company’s President and other executive officers. The Compensation Committee also administers the Company’s stock option plans. The Compensation Committee is comprised of independent directors under NASDAQ’s listing standards and its charter can be found on the Company’s web site at www.urbanoutifttersinc.com. The Nominating Committee makes recommendations to the Board with regard to the size and composition of the Board, as well as qualified nominees for election as directors. The Nominating Committee is comprised of independent directors under NASDAQ’s listing standards and is governed by a written charter approved by the Board of Directors, which can be found on the Company’s web site at www.urbanoutfittersinc.com.

The Company’s Board of Directors held five meetings in the fiscal year ended January 31, 2006 (“Fiscal 2006”). The independent directors also met in executive sessions during Fiscal 2006. The Compensation Committee, Audit Committee and Nominating Committee held five, nine and two meetings, respectively, during Fiscal 2006. Each director attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of which they were members during Fiscal 2006.

Pursuant to the Company’s policy, the directors are expected to attend the Company’s annual meetings of shareholders. All six of the Company’s current directors attended last year’s annual meeting of shareholders.

Shareholder Communications

Shareholders may communicate with members of the Company’s Board of Directors by writing, as applicable, to the full Board, a particular committee or a specific director at Urban Outfitters, Inc., 1809 Walnut Street, Philadelphia, PA 19103, (Tel: 215-564-2313); (Fax: 215-568-1549).

Director Nominations

The Nominating Committee recommends director nominees to the Board of Directors. The Nominating Committee seeks individuals who are qualified to be directors, and if needed, will use a third party search firm to assist in finding director candidates. No third parties were engaged to evaluate or assist in identifying potential director nominees in Fiscal 2006. The Nominating Committee’s charter, which can be found on the Company’s web site at www.urbanoutfittersinc.com, sets forth the Nominating Committee’s process for identifying and evaluating director nominees.

The Nominating Committee gives appropriate consideration to qualified persons recommended by shareholders for nomination as directors, when submitted prior to the shareholder proposal date referred to in the “Shareholder Proposals” section in this Proxy Statement, provided such recommendations are accompanied by sufficient biographical information about the proposed nominee to permit the Nominating Committee to evaluate his or her qualifications and experience, as well as such person’s consent to being named in the Proxy Statement and to serving as a director if elected. Shareholders may submit director recommendations in writing to the Nominating Committee, at Urban Outfitters, Inc., 1809 Walnut Street, Philadelphia, Pennsylvania 19103.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

During Fiscal 2006, the Audit Committee was comprised of three independent directors of the Company (as independence is defined under NASDAQ’s listing standards and the rules and regulations of the Securities and Exchange Commission). In addition, the Board of Directors has determined that during Fiscal 2006, two members of Audit Committee, Joel S. Lawson III and Scott A. Belair, qualified as “audit committee financial experts” as defined by the SEC in Item 401(h) of Regulation S-K.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Its purpose is to monitor the integrity of the financial statements, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent accountants, and appoint the independent accountants. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for Fiscal 2006 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent accountants, Deloitte & Touche, LLP, who are responsible for expressing an opinion on the conformity of the

Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the independent accountants such other matters as are required under Statement of Auditing Standards No. 61 and other generally accepted auditing standards. In addition, the Committee has discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the written disclosures and the letter received by the Committee, as required by the Independence Standards Board Standard No. 1 and considered the compatibility of nonaudit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for the audit. The Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2006 for filing with the Securities and Exchange Commission.

Joel S. Lawson III, Chairman of the Audit Committee

Scott A. Belair

Robert H. Strouse

Compensation of Directors

The Company currently pays each director who is not also an employee of the Company (“Outside Directors”) two (2) cash installments consisting of (i) a $75,000 payment following election as a director at the applicable Annual Meeting of Shareholders, and (ii) a $75,000 payment in February following completion of the fiscal year, as well as reimbursement for expenses incurred in connection with their activities as directors.

During Fiscal 2006, the Company also granted, on a discretionary basis, each Outside Director the option to purchase 50,000 Common Shares under the Company’s 2004 Stock Option Plan. The exercise price of the non-qualified stock options granted under the Plan was $27.45.

All directors and their immediate families are eligible to receive discounts on our merchandise through use of discount cards issued to them and in accordance with our employee merchandise discount policy.

The Board of Directors believes it is good corporate practice to periodically review and reevaluate the total compensation paid to the Company’s Outside Directors for their service on the Board of Directors, including the cash and equity components of that compensation. The Board of Directors intends to review the compensation paid to the Outside Directors following the Meeting and will make any adjustments it deems appropriate.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Belair, Mr. Lawson and Mr. Strouse. No member of the Compensation Committee is or was during Fiscal 2006 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board or Compensation Committee. Please see “Certain Business Relationships” below with respect to Mr. Belair.

Certain Business Relationships

Chairman and President Richard Hayne’s wife, Margaret Hayne, son, David Hayne and brother, Rodger Hayne, are employed by the Company. Mrs. Hayne received aggregate compensation, including bonuses, of $205,968.85 for her services with the Company during Fiscal 2006. Mr. Rodger Hayne received aggregate compensation, including bonuses of $86,487.24 for his services with the Company during Fiscal 2006. Mr. David Hayne received aggregate compensation, including bonuses of $71,987.35 for his services with the Company during Fiscal 2006.

Harry S. Cherken, Jr., a director of the Company, is a partner in the law firm of Drinker Biddle & Reath LLP, which provided legal services to the Company in Fiscal 2006 and is expected to continue to do so in the future. Drinker Biddle & Reath LLP has received customary compensation for these services.

The McDevitt Company, a real estate company, acted as a broker in substantially all of the Company’s new real estate transactions during Fiscal 2006. The Company has not paid any compensation to The McDevitt Company, but the Company has been advised that The McDevitt Company has received commissions from other parties to such transactions. Wade L. McDevitt is the brother-in-law of Scott Belair, one of the Company’s directors, and is president and the sole shareholder of The McDevitt Company.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Meeting, other than those set forth in the attached notice and customary procedural matters. If any other matters should properly come before the Meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

EXECUTIVE COMPENSATION

Summary Executive Compensation

The following Summary Compensation Table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered during Fiscal 2006 and the Company’s fiscal years ended January 31, 2005 (“Fiscal 2005”) and January 31, 2004 (“Fiscal 2004”) by the Company’s President and the Company’s four most highly compensated other executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the “Named Officers”).

Annual compensation does not include medical, group life insurance or other benefits received by the Named Officers that are generally available to all salaried employees of the Company, and certain perquisites and other personal benefits, securities or property received by the Named Officers that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year(1)	Salary	Bonus	Securities Underlying Options		All Other Compensation(2)
Richard A. Hayne Chairman and President, Urban Outfitters, Inc.	2006 2005 2004	$363,404 345,000 278,509	$105,000 155,000 105,000	— — —		$30,530 26,800 28,678	(3)

Glen T. Senk President, Anthropologie, Inc.	2006 2005 2004	$571,423 530,016 483,468	$255,000 681,100 655,000	100,000 1,600,000 —	(4) (6)	$11,857 10,136 8,101	(5)

Tedford A. Marlow President, Urban Outfitters Retail	2006 2005 2004	$432,539 404,918 373,432	$410,000 415,000 405,000	100,000 — —	(7)	$138 138 —	(8)

John E. Kyees Chief Financial Officer Urban Outfitters, Inc.	2006 2005 2004	$406,654 390,000 72,120	$85,000 185,000 187,500	600,000 200,000	(10) (11)	$3,435 6,590 22	(9)

Glen A. Bodzy Secretary and General Counsel Urban Outfitters, Inc.	2006 2005 2004	$278,596 265,000 238,385	$45,000 80,000 80,000	80,000 — 160,000	(12) (14)	$5,247 3,380 2,905	(13)

(1)	Refers to Fiscal 2006, Fiscal 2005 and Fiscal 2004.
(2)	Includes matching cash contributions in Fiscal 2006 by the Company under the Urban Outfitters 401(k) Savings Plan of $3,375 for Mr. Hayne, $3,502 for Mr. Senk, $3,177 for Mr. Kyees and $3,429 for Mr. Bodzy.
(3)	Includes life insurance premiums and automobile insurance premiums paid by the Company for Mr. Hayne in the amount of $16,940 and $10,215, respectively, in Fiscal 2006.
(4)	These options vested in their entirety on January 18, 2006. All common shares acquired upon exercise of these options are required to be held by the reporting person until November 18, 2010.
(5)	Includes life insurance premiums, automobile allowance and automobile insurance premiums paid by the Company for Mr. Senk in the amount of $90, $5,400 and $2,865, respectively, in Fiscal 2006.

(6)	These options became exercisable on January 31, 2005. All common shares acquired upon exercise of these options are required to be held by the Reporting Person for one year after the date of exercise of the option, except that the Reporting Person may sell such number of shares as is required to satisfy his tax obligations resulting from such exercise.
(7)	These options vested in their entirety on January 18, 2006. All common shares acquired upon exercise of these options are required to be held by the reporting person until November 18, 2010.
(8)	Includes life insurance premiums paid by the Company for Mr. Marlow in the amount of $138.
(9)	Includes life insurance premiums paid by the Company for Mr. Kyees in the amount of $258 in Fiscal 2006.
(10)	These options became exercisable on January 31, 2005. All common shares acquired upon exercise of these options are required to be held by the Reporting Person for one year after the date of exercise of the option, except that the Reporting Person may sell such number of shares as is required to satisfy his tax obligations resulting from such exercise.
(11)	These options become exercisable pursuant to a five year, 20% vesting schedule that commenced November 24, 2004.
(12)	These options vested in their entirety on January 18, 2006. All common shares acquired upon exercise of these options are required to be held by the reporting person until November 18, 2010.
(13)	Includes life insurance premium and parking expenses paid by the Company for Mr. Bodzy in the amount of $138 and $1,680, respectively, for Fiscal 2006.
(14)	These options become exercisable pursuant to a four year, 25% vesting schedule that commenced September 5, 2004.

Stock Option Information

Option Grants:    The following table sets forth certain information concerning grants of stock options made to the Named Officers during Fiscal 2006.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal 2006	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%	10%
Richard A. Hayne	—		—	—	—	—	—
Glen T. Senk	100,000	(1)	2.1%	$31.11	11/17/2015	1,956,491	4,958,133
Tedford G. Marlow	100,000	(1)	2.1%	$31.11	11/17/2015	1,956,491	4,958,133
John E. Kyees	—		—	—	—	—	—
Glen A. Bodzy	80,000	(1)	1.7%	$31.11	11/17/2015	1,565,193	3,966,506

(1)	These options vested in their entirety on January 18, 2006. All common shares acquired upon exercise of these options are required to be held by the reporting person until November 18, 2010.

Aggregated Option Exercises and Fiscal Year-End Option Value Table:    The following table sets forth certain information concerning options exercised by the Named Officers during Fiscal 2006, information concerning the number of stock options held by the Named Officers on January 31, 2006, and the value of in-the-money options outstanding as of such date. The value of in-the-money options represents the aggregate excess of the fair market value of a Common Share on January 31, 2006 of $27.31 over the applicable option exercise prices multiplied by the number of Common Shares issuable upon the exercise of the stock options.

Aggregated Option Exercises

in Fiscal 2006 and

Fiscal 2006 Year-End Option Values

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options At Fiscal Year-End		Value of In-the-Money Options At Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard A. Hayne	—	—	—	—	—	—
Glen T. Senk			1,700,000	—	$20,736,000	—
Tedford G. Marlow	25,000	$733,259	875,000	400,000	20,026,000	$10,336,000
John E. Kyees	—	—	680,000	120,000	9,223,200	2,170,800
Glen A. Bodzy	—	—	312,000	112,000	5,647,040	2,540,160

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	15,004,161	(1)	$14.76	1,376,250
Equity compensation plans not approved by security holders	—		—	—

Total	15,004,161		$14.76	1,376,250

(1)	Amounts are subject to adjustment to reflect any stock dividend, stock split, share combination, or similar change in the Company’s capitalization.

See Note 8 to the Company’s consolidated financial statements, included in the Company’s Annual Report on Form 10-K for Fiscal 2006, a copy of which accompanies this Proxy Statement, for more detailed information regarding the Company’s equity compensation plans.

REPORT OF THE COMPENSATION COMMITTEE

OF THE

BOARD OF DIRECTORS

Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s executive officers. In fulfillment of this requirement, the Compensation Committee at the direction of the Board of Directors has prepared the following report for inclusion in this Proxy Statement.

The Compensation Committee is composed of three outside directors of the Company who are independent under NASDAQ’s listing standards. During Fiscal 2006, the Compensation Committee determined the compensation for the Named Officers of the Company and the other key employees of the Company. The Compensation Committee also administers the Company’s stock option plans.

Compensation Principles

The Compensation Committee’s philosophy is that executive compensation should be designed to:

•	reflect the Company’s entrepreneurial orientation;

•	assist the Company in attracting and retaining superior executive talent;

•	align the interests of management with those of shareholders through a significant equity-based component; and

•	reward an executive’s individual contribution toward achievement of the Company’s long- and short-term business goals.

Compensation Elements and Determination Process

The Company’s overall executive compensation program consists of three principal elements: base salaries, discretionary bonuses and stock options and other equity-based compensation. Base salaries are ordinarily established at the beginning of the fiscal year, while discretionary bonuses are awarded following the completion of the fiscal year. Stock options and other equity-based compensation may be granted at any time during the fiscal year.

While the Company’s President does not participate in the determination of compensation policies by the Compensation Committee, the Compensation Committee consults with the President in determining compensation levels for each executive officer and takes into consideration the President’s assessment of the performance of each of the executive officers (other than the President) against the factors established by the Compensation Committee.

Base Salary

The base salaries for the Company’s executive officers in Fiscal 2006 were competitively established by the Compensation Committee based upon a general assessment of the compensation paid by other companies in the retail specialty apparel industry. In evaluating compensation paid by other companies, the Compensation Committee relied on the general knowledge that its members have obtained from informal reviews of various press and industry reports.

Cash Bonuses

The Company’s executive officers are eligible to received cash incentive bonuses under the Company’s Executive Incentive Plan based on the achievement of criteria and performance targets established in advance. The Compensation Committee determines the employees eligible to participate and each participant’s target award, which is a percentage of his or her base salary, and also establishes a matrix or schedule showing the percentage of the target award payable under various levels of achieved performance. The Compensation Committee establishes the performance criteria and performance targets for each participant. Performance criteria may be applied to the individual, a division, the Company or a subsidiary of the Company and may include: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel.

At the end of the year, the Compensation Committee determines the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained is applied to the schedule or matrix to determine the individual’s adjusted performance percentage, which is then multiplied by the individual’s target award. The Compensation Committee may award that amount or reduce the award payable if it believes such action would be in the best interest of the Company and it shareholders, but it may not increase the amount of the award from the amount calculated.

The Compensation Committee may grant cash bonuses to other executive officers.

Stock Options and other Equity Incentives

The Compensation Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. Accordingly, the Company’s executives are eligible to receive stock options, stock appreciation rights, restricted stock and/or restricted stock units under the Company’s stock incentive plans. Awards granted pursuant to the Company’s 2004 Stock Incentive Plan may be subject to performance-based vesting conditions. A decision whether to grant stock options and the size of the grant to each executive officer is determined by the Compensation Committee based upon a subjective assessment of such executive officer’s performance after taking into consideration prior years’ grants and the organizational impact of the executive officer, as well as to respond to competitive conditions in the attraction and retention of new and current executive officers.

Compensation of the President

During Fiscal 2006, the factors considered by the Compensation Committee in determining the President’s salary and bonus were (1) the extent to which the Company met its sales and net income objectives, (2) the performance of the Company’s common stock, and 3) the degree to which the Company succeeded in recruiting and developing management talent. The Compensation Committee also takes into account the fact that the President beneficially owns a substantial number of Common Shares of the Company.

The Compensation Committee has reviewed all components of the President’s compensation, including salary, bonus, contributions to the Company’s retirement savings plan, and the value to the executive and cost to the Company of all perquisites and other personal benefits. Based on this review, the Compensation Committee finds the President’s total compensation to be reasonable and not excessive.

This report is submitted by the Compensation Committee.

Scott A. Belair, Chairman of the Compensation Committee

Joel S. Lawson III

Robert H. Strouse

STOCK PERFORMANCE CHART

The following graph compares the cumulative total shareholder return on the Company’s Common Shares with the cumulative total return on the Standard and Poor’s 500 Composite Stock Index and the Standard and Poor’s 500 Apparel Retail Index for the period beginning February 1, 2001 and ending January 31, 2006, assuming the reinvestment of any dividends and assuming an initial investment of $100 in each. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Shares or the referenced indices.

	Base Period Jan-01	INDEXED RETURNS Years Ending
Company / Index		Jan-02	Jan-03	Jan-04	Jan-05	Jan-06
Urban Outfitters Inc	100	294.54	230.76	912.45	1896.11	2461.75
S&P 500 Index	100	83.85	64.55	86.87	92.28	101.86
S&P 500 Apparel Retail	100	70.60	71.25	93.73	113.46	107.56

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Shares for (a) each person known to the Company who beneficially owns more than five percent of the Company’s outstanding Common Shares, (b) each director and Named Officer and (c) all current directors and executive officers of the Company as a group. Unless otherwise indicated: (a) the address of each of the beneficial owners identified is 1809 Walnut Street, Philadelphia, Pennsylvania 19103, (b) each person has sole voting and dispositive power with respect to all such shares and (c) the table represents beneficial ownership as of February 14, 2006.

	Amount of Beneficial Ownership	Percent of Class
Richard A. Hayne (1)	48,078,449	29.2%
FMR Corp. (2)	21,876,690	13.3%
Scott A. Belair (3)	4,126,000	2.5%
Glen T. Senk (4)	2,105,079	1.3%
Tedford G. Marlow (5)	875,000	*
John E. Kyees (6)	680,000	*
Harry S. Cherken, Jr. (7)	647,800	*
Joel S. Lawson III (8)	420,400	*
Glen A. Bodzy (9)	316,774	*
Robert H. Strouse (10)	290,000	*
All beneficial owners of more than 5% of the Company’s outstanding common shares, current directors and executive officers as a group (11 persons)(11)	57,839,230	33.9%

*	Less than 1%.
(1)	Includes 3,492,306 Common Shares owned by the Irrevocable Trust of Richard A. Hayne, 3,492,306 Common Shares owned by the Irrevocable Trust of Elizabeth Van Vleck, 459,740 Common Shares owned by the Hayne Foundation and 23,707 Common Shares allocated under the Company’s 401(k) Savings Plan. Excludes 1,065,984 Common Shares beneficially owned by Mr. Hayne’s spouse, as to which he disclaims beneficial ownership.
(2)	Based on information provided pursuant to a Schedule 13G/A filed jointly by FMR Corp., Fidelity Management & Research Company (“Fidelity”) and Edward C. Johnson III on February 14, 2006. As of December 31, 2005, FMR Corp. and Mr. Johnson were each deemed to beneficially own 21,876,690 Common Shares. According to the cover pages of the Schedule 13G/A, FMR Corp. has sole voting power with respect to 1,434,630 of Common Shares, and Mr. Johnson does not have or share any voting power with respect to any Common Shares. Fidelity beneficially owns 20,701,616 Common Shares, but FMR Corp. and Mr. Johnson have the sole power to dispose of those shares. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity. The address for each person is 82 Devonshire Street, Boston, MA 02109.

(3)	Excludes 1,026,672 Common Shares owned by Trust U/A/D April 16, 1993 by Scott A. Belair as grantor and Steven D. Burton as Trustee, as to which Mr. Belair disclaims beneficial ownership. Includes 770,000 Common Shares subject to presently exercisable options.
(4)	Includes 1,700,000 Common Shares subject to presently exercisable options and 5,079 Common Shares allocated under the Company’s 401(k) Savings Plan.
(5)	Includes 875,000 Common Shares subject to presently exercisable options.
(6)	Includes 680,000 Common Shares subject to presently exercisable options.
(7)	Includes 575,000 Common Shares subject to presently exercisable options and 4,400 Common Shares held by a trust of which Mr. Cherken is a trustee.
(8)	Includes 310,000 Common Shares subject to presently exercisable options and 14,400 Common Shares held by a trust of which Mr. Lawson is a trustee.
(9)	Includes 312,000 Common Shares subject to presently exercisable options and 774 Common Shares allocated under the Company’s 401(k) Savings Plan.
(10)	Includes 290,000 Common Shares subject to presently exercisable options.
(11)	Includes 5,792,000 Common Shares subject to presently exercisable options.

SHAREHOLDER PROPOSALS

Shareholder proposals for the 2007 Annual Meeting of Shareholders must comply with applicable Securities and Exchange Commission rules and regulations and must be received by the Secretary of the Company prior to December 22, 2006 to be considered for inclusion in the Company’s Proxy Statement for that meeting. If the December 22, 2006 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2007 Annual Meeting of Shareholders, although it will not be included in the Proxy Statement, if it is received no later than March 7, 2007. If notification of a shareholder proposal is not received by March 7, 2007, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

INDEPENDENT ACCOUNTANTS

On May 24, 2005, the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2006. During the fiscal years ended January 31, 2005 and 2004, and through May 24, 2005, the Company did not consult with Deloitte & Touche regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

As stated in the Company’s Proxy and Notice of Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 25, 2005, the Company announced it had not yet selected the Company’s independent accountant for the fiscal year ending January 31, 2006 and would commence a process to review available alternatives. On May 3, 2005, the Company issued a request for proposal to serve as the Company’s independent registered public accounting firm. On May 20, 2005, KPMG LLP (“KPMG”) informed the Company that it resigned as the Company’s independent registered public accounting firm.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the fiscal years ended January 31, 2005 and 2004, as well as the audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2005 and the effectiveness of internal control over financial reporting as of January 31, 2005, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with its audits for the fiscal years ended January 31, 2005 and 2004, and through May 20, 2005, the Company had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in its report on the financial statements for such years.

During the fiscal years ended January 31, 2005 and 2004, and through May 20, 2005, there have been no “reportable events” (as described in Regulation S-K Item 304(a)(1)(v)).

In response to the Company’s request, KPMG has furnished the Company with a letter addressed to the Securities and Exchange Commission stating it agrees with the above statements.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

	Amount Billed
Description of Professional Service	2006	2005
Audit Fees – professional services rendered for the audit of the Company’s reviews of the financial statements included in the Company’s forms 10-Q	$582,420	$928,400
Audit-related Fees – assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements – including S-8 filing review in fiscal 2005.	—	7,500
Tax Fees – professional services rendered in preparing the Company’s federal, state and international tax returns; tax advice related to requests for tax accounting method changes with the Internal Revenue Service and preparation of related forms; and assistance with various federal, state income tax and franchise tax examinations, including miscellaneous inquiries.	—	146,763
All Other Fees	1,500	—

Total Fees	$583,920	$1,082,665

During Fiscal 2004, the Audit Committee established a pre-approval policy pursuant to which it has granted its approval for Deloitte & Touche to perform certain audit, audit-related, tax and other services up to specified aggregate fee levels for each service. The Audit Committee periodically reviews and revises, if necessary, the list of pre-approved services that Deloitte & Touche may provide. The Audit Committee’s policy also provides that any proposed services that are not specifically pre-approved pursuant to the policy, as well as any proposed services that exceed pre-approved cost levels established in the policy, will require the Audit Committee’s separate pre-approval. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members, who must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee approved all tax services that Deloitte & Touche performed during Fiscal 2005 and 2006 as were required by its policy.

A representative of Deloitte & Touche is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she so desires.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Shareholders”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and 10% Shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it and a written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during Fiscal 2006, all filing requirements applicable to its officers, directors and 10% Shareholders under Section 16(a) were complied with on a timely basis.

Proxy Solicitation Costs.    The cost of soliciting proxies will be borne by the Company. Solicitation may be made by mail, personal interview or telephone or other electronic means by certain officers and other employees of the Company who will receive no additional compensation therefor. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners for whom they hold shares.

Householding.    Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Urban Outfitters, Inc., 1809 Walnut Street, Philadelphia, PA 19103, (Tel: 215-564-2313); (Fax: 215-568-1549). If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

Annual Report.    This Proxy Statement is accompanied by the Company’s Annual Report on Form 10-K for Fiscal 2006, as filed with the Securities and Exchange Commission (except for exhibits). Requests for additional copies of such Form 10-K should be directed to the Company at the address set forth on the cover of this Proxy Statement, Attention: Investor Relations.

By Order of the Board of Directors,

Richard A. Hayne

Chairman of the Board

April 19, 2006

0

URBAN OUTFITTERS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Richard A. Hayne and John E. Kyees, or either of them, with full power of substitution, as the undersigned’s proxies to vote at the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) called for May 23, 2006, at 10:30 a.m. Eastern Standard Time at the National Society of the Colonial Dames of America, 1630 Latimer Street, Philadelphia, Pennsylvania and at any adjournment thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

URBAN OUTFITTERS, INC.

May 23, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Richard A. Hayne Scott A. Belair Harry S. Cherken, Jr. Joel S. Lawson III Glen T. Senk Robert H. Strouse

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.